Exhibit 99.1

[Translation for informational purposes only]

CONCESSION TO RENDER THE PUBLIC SERVICE OF NATIONAL REGULAR AIR TRANSPORTATION OF PASSENGERS, CARGO AND MAIL GRANTED BY THE FEDERAL GOVERNMENT BY MEANS OF THE MINISTRY OF COMMUNICATIONS AND TRANSPORT, HEREINAFTER “THE MINISTRY”, IN FAVOR OF “CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN”, S.A. DE C.V., HEREINAFTER “THE CONCESSION HOLDER”, IN ACCORDANCE WITH THE FOLLOWING BACKGROUND AND CONDITIONS.

BACKGROUND

I.	“THE CONCESSION HOLDER” was incorporated as a business corporation named “Concesionaria Vuela Compañía de Aviación”, Sociedad Anónima de Capital Variable, in accordance with the Mexican laws, as evidenced in public instrument number 92,750, dated October 27, 2004, attested by Emiliano Zubiría Maqueo, Notary Public Number Twenty-five for the Federal District, acting as alternate and in the protocol of Francisco Javier Arce Gargollo, Notary Public Number 74 for the Federal District, which was entered under Mercantile folio number 325178 of the Public Registry of the Real Estate Property and Commerce for the Federal District on October 27, 2004.

II.	The domicile stated by “THE CONCESSION HOLDER” to hear and receive notifications is that located at Boulevard Manuel Ávila Camacho No. 36, piso 22, Colonia Lomas de Chapultepec, Mexico D. F., C.P. 11000.

III.	“THE CONCESSION HOLDER”, based on the provisions set forth in the Civil Aviation Law and the Regulations thereto, requested in writing “THE MINISTRY” to be granted a concession to render the public service of national regular air transport of passengers, cargo and mail.

IV.	“THE CONCESSION HOLDER” evidenced before “THE MINISTRY” its technical, financial, legal and administrative capacity to render the abovementioned service, in quality, security, opportunity, staying and price conditions, as well as the availability of infrastructure necessary for the operations and trained aviation and administrative technical personnel, required to comply with its obligations stated in this Concession, under the terms of the provisions set forth in article 9 of the Law of Civil Aviation and all other related articles of its Regulations.

V.

Legal representative of “THE CONCESSION HOLDER”, Messrs. Alberto Moreno Ruiz Esparza and Luis Rubio Barnetche, evidenced their legal capacity by means of public instrument number 92,750 dated October 27, 2004, attested by Emiliano Zubiría Maqueo, Notary Public Number Twenty-five for the Federal District, acting as alternate and in the protocol of Francisco Javier Arce Gargollo, Notary Public number 74 for the Federal District, which was entered under Mercantile folio number 325178 of the Public Registry of the Real

Estate Property and Commerce for the Federal District on October 27, 2004, including the variable capital stock corporation agreement of the business corporation named “Concesionaria Vuela Compañía de Aviación”, S.A. de C.V., and the power-of-attorney with the powers to represent the company in favor of Messrs. Alberto Moreno Ruiz Esparza and Luis Rubio Barnetche, as Attorneys-in-fact, the powers and capacity of whom have not been revoked nor modified in any form whatsoever, powers which are enough to execute this Concession.

Based on the abovementioned background and based on the provisions set forth in articles 36, fraction IV, of the Judiciary Law of the Federal Public Administration; 51 of the Law of General Communication and Transportation Means; 4, 5, fraction I, paragraph a), 6, fraction II, 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 42, 61, 74, 86, 87, 89 and all other related articles of the Civil Aviation Law; 1, 2, 3, 18, 19, 20, 21, 22, 23, 24, 49, 50, 51, 51-A, 51-B, 52, 54, 64, 65, 66, 67, 197 and 198 of its Regulations, and 5, fraction XI, of the Internal Regulations of the Ministry of Communications and Transport, “THE MINISTRY” hereby grants the Concession in name in “THE CONCESSION HOLDER”, which shall be subject to the provisions set forth in the following:

CONDITIONS

Chapter I

Definitions

1.	Definitions. For purposes of this Concession, the following words shall have the following meanings:

Concession: The concession granted in name of “THE CONCESSION HOLDER” under the terms hereof.

Scale for non-commercial purposes: Landing for purposes other than boarding or unboarding of passengers, and cargo and mail loading and unloading.

Frequency: The round trip(s) made by the aircraft in an authorized route during a certain period.

Schedules-Itineraries: Air operations authorized to “THE CONCESSION HOLDER” by “THE MINISTRY” comprising the route(s), frequency(ies) and arrival and departure schedules on local times and/or zulu in each airfield.

Law: The Civil Aviation Law.

Regulations: The Civil Aviation Law Regulations,

Service: Shall have the meaning indicated in condition 2.1 of this Concession.

Zulu: Time Z, Hour GTM, Greenwich Time.

All other terms used in this title shall have the meanings attributed thereto in the Law, the Regulations and all other applicable legal provisions.

Chapter II

Purposes and Scopes

2.1.	Purpose. The purpose of this Concession is that “THE CONCESSION HOLDER” renders the public service of national regular air transport of passengers, cargo and mail.

2.2.	Rendering of the Service by third parties. The rendering of the Service shall be directly provided by “THE CONCESSION HOLDER”, except when “THE CONCESSION HOLDER” has executed business and cooperation agreements with other concession holders or permit holder, having the nature of a third party to render the Service. A copy thereof shall be delivered to “THE MINISTRY” before becoming effective, in accordance with the provisions set forth in article 26 of the Law.

Without detriment to the provisions set forth in article 16 of the Law and condition number II .7 below, the rendering of the Service by third parties under the terms of the business agreements executed by “THE CONCESSION HOLDER” shall not be construed for any reason whatsoever as a total or partial assignment of the rights conferred by this Concession, specially the air traffic rights.

2.3.	Joint liability. As regards the case referred to in the foregoing condition, “THE CONCESSION HOLDER” shall be jointly responsible for rendering the Service and be liable for the damages and losses which, if applicable, may be caused to users and third parties; the terms to render the Service in no event shall be agreed upon in conditions inferior to those originally agreed by “THE CONCESSION HOLDER”. The routes, considerations and corresponding liabilities shall be determined in the agreements executed to such end by “THE CONCESSION HOLDER” with third parties.

Chapter III

Applicable Legislation

3.1.

Applicable legislation. Rendering of the Service that is subject matter of this Concession, shall be subject, without limitation, to the provisions set forth in the Political Constitution of the United Mexican States; the Law and the Regulations; the International Treaties executed and to be executed by the President of the Country, with the approval of the Senate and the Inter-institutional Agreements; the General Communications and Transportation Means Laws, the General Law of National Property, the Federal Law of Administrative Procedures; the Codes of Commerce, the Federal Civil Law and the Civil Procedures Federal Law, the Airport Laws, the Federal Law on Metrology and Standardization, the Federal Law on Economic Competition, the General Law of Ecologic Balance and Protection to the Environment and Regulations thereto; all other technical and administrative applicable preventions as regards the matters stated by “THE MINISTRY”; the provisions set forth in this Concession and the Exhibits thereto, as well as the

Mexican Official Standards that due to their nature shall apply to this Concession and all the provisions on mitigation of the environmental impact rendered by the competent authorities; and all other legal provisions that due to their nature and purpose may apply thereto. “THE CONCESSION HOLDER” agrees to observe and comply with all of the foregoing.

“THE CONCESSION HOLDER” agrees that if the legal precepts and the administrative provisions referred to in the foregoing paragraph may be derogated, amended or added, it shall be subject, at any time, to the new legislation and the new legal and administrative provisions rendered on such matter, as from the time they become effective.

Chapter IV

Aircraft

4.1.	Aircraft. “THE CONCESSION HOLDER” shall render the Service referred to in this Concession with the aircraft authorized by “THE MINISTRY”, which shall be detailed in Exhibit 1 hereof.

“THE CONCESSION HOLDER” shall be responsible for the aircrafts, the operation of which shall be carried out according to the provisions set forth in this Concession, to carry on board all documents and official proofs to evidence compliance with the obligations of this Concession, the Law and all other applicable provisions.

“THE CONCESSION HOLDER” agrees to notify “THE MINISTRY” of the registration and de-registration of its aircrafts in the Mexican Aviation Registry to render the service granted under concession, in order for “THE MINISTRY” to amend, if applicable, Exhibit I of this title.

To perform any change to the number or type of aircrafts described in Exhibit 1 of this Concession, “THE CONCESSION HOLDER” shall request authorization to “THE MINISTRY” in accordance with the provisions set forth in article 20 of the Regulations.

4.2.	Maintenance of aircrafts. “THE CONCESSION HOLDER” agrees to keep and maintain during the term of this Concession on an airworthy condition all its aircrafts in operation and service, in accordance with the provisions set forth in the applicable provisions.

Maintenance of aircrafts shall be performed according to the provisions set forth in the manufacturer’s manuals, the service bulletins and airworthiness directives, acknowledged by the aviation authority of the country manufacturing the aircraft and validated by “THE MINISTRY”, as well as in the corresponding Mexican official standard and be performed at the aviation workshops of “THE CONCESSION HOLDER” or on those workshops contracted thereby to such end, which shall be authorized by “THE MINISTRY”. If such works were to be carried out abroad, it shall have the prior authorization by “THE MINISTRY”, and provide “THE MINISTRY”, when so required, the results thereof and the documents evidencing that all corresponding works have been performed.

Chapter V

Routes and Operation Base

5.1.	Routes. “THE CONCESSION HOLDER” may perform flights only and exclusively in the routes authorized thereto, according to Exhibit 2 of this Concession. In addition, these routes shall be the base on which “THE CONCESSION HOLDER” shall submit its schedules-itineraries request subject to authorization by “THE MINISTRY”.

Likewise, “THE MINISTRY”, according to the Law, the Regulations and all other applicable provisions shall authorize “THE CONCESSION HOLDER” the combination of its routes included in Exhibit 2 of this Concession, as well as the increase or decrease of frequencies, by means of the authorization procedure to its schedules-itineraries, without such changes implying any amendment to the abovementioned Exhibit, sufficing to be added the corresponding authorization official communications to such Exhibit.

If “THE CONCESSION HOLDER” tries to add or exclude routes, it shall request it in writing to “THE MINISTRY” in order, if applicable, to amend Exhibit 2 of this Concession.

5.2.	Operation base. The operation base of “THE CONCESSION HOLDER” shall be the public service civil airfield authorized by “THE MINISTRY” to be used in most of its flights as the origin point and final destination of operations of its aircrafts, where, generally, all preservation, administration, operation and airworthiness condition controls are kept by the aviation authority and which is stated in Exhibit 3 of this Concession. The Operation Base may be modified prior to authorization by “THE MINISTRY” without this implying an amendment to the Concession.

“THE CONCESSION HOLDER” may have a sub-base(s) of operations, which shall be understood as the civil airfields of alternate public service authorized by “THE MINISTRY”, acknowledged as origin and destination of any of its flights, and sometimes for maintenance services. If applicable, the operation sub-bases of “THE CONCESSION HOLDER” shall be those detailed in Exhibit 3 of this Concession.

5.3.	Passenger boarding and unboarding, cargo and mail loading and unloading position. “THE CONCESSION HOLDER” agrees to accept the assignment of positions for boarding and unboarding of passengers, loading and unloading of cargo and mail, as well as for an extended staying of aircrafts, stated by the airport administrator in question, in accordance with the provisions set forth in the Airport Law. Likewise, “THE CONCESSION HOLDER” shall be responsible for complying with all contractual obligations, derived from actions performed with the airport administrator, as regards the rendering of airport and supplementary services.

Chapter VI

Limits, Term and Beginning of Operations

6.1.	Limits of Concession rights. “THE CONCESSION HOLDER” may not benefit from, exploit or in any other form whatsoever use the Concession for a purpose other than that stated in condition 2.1. above. Likewise, “THE CONCESSION HOLDER” shall neither render services other than or additional to those included in this Concession.

“THE MINISTRY” is entitled to freely grant other concessions in favor of third parties in order to render the Service, in such a way that this Concession shall not confer exclusivity rights to the “CONCESSION HOLDER”.

“THE MINISTRY” may unilaterally amend this Concession and the Exhibits thereto in accordance with the applicable provisions and by means of the competent public servants thereof. In the event “THE CONCESSION HOLDER” requests any amendments to the Concession and the Exhibits thereto, it shall evidence compliance with all and any of the obligations entrusted thereto, derived from this Concession.

6.2.	Term. This Concession shall have a term of 5 years, as from the date when granted.

“THE CONCESSION HOLDER” may request the extension of the term of this Concession under the terms of the provisions set forth in article 10 of the Law and 24 of the Regulations thereto.

6.3.	Beginning of operations. To start the rendering of the Service, “THE CONCESSION HOLDER” shall comply with the requirements set forth in article 20 of the Regulations and evidence to “THE MINISTRY” that:

a) It has the technical proof granted by “THE MINISTRY” stating that its equipment has satisfactorily complied with the technical requirements;

b) Its schedules-itineraries have been authorized;

c) Its rates are registered;

d) It has the corresponding insurance policies;

e) It has contracted the air transit services;

f) It requested and made payment of corresponding duties for registry of this Concession before the Mexican Aviation Registry;

g) Aircrafts to be used to render the Service also have Mexican registration marks or, if applicable, have the authorization from “THE MINISTRY” for aircrafts with foreign registration marks leased by “THE CONCESSION HOLDER” to render the Service, in accordance with article 45 of the Law, and

h) Regarding the participation of foreign investment, it has the proofs or authorizations necessary to render the Service in accordance with the provisions set forth in the Foreign Investment Law and all other applicable legal provisions.

“THE CONCESSION HOLDER” shall start operations within a term not exceeding one hundred eighty natural days, as from the date when this concession is granted, in accordance with article 15 faction I of the Law.

6.4.	Suspension of operations. Once the requirements set forth in condition 6.3 above are evidenced, “THE MINISTRY” shall authorize “THE CONCESSION HOLDER” the beginning of operations. And as from such time, “THE CONCESSION HOLDER” shall render on an uninterrupted basis the Service under the terms and conditions stated in this Concession.

“THE MINISTRY” shall authorize the total or partial suspension of the Service, provided that “THE CONCESSION HOLDER”: a) evidences that the cause of such suspension is fully justified, or b) evidences the occurrence of an act of God or force majeure.

Chapter VII

Rendering of the public service of national regular air transportation

7.1.	Equity to render the services. “THE CONCESSION HOLDER” agrees to render the Service to requesting users, on a permanent basis, uniformly and in equal and non-discriminating conditions, under the terms of the provisions set forth in article 17 of the Law, in order to foster an efficient development of regular aviation in Mexico.

7.2.	Operational security. “THE CONCESSION HOLDER” shall be responsible for the Service to be rendered according to the quality and security standards set forth by “THE MINISTRY”, taking into consideration the provisions set forth in the conditions 4.2., 5.1., 7.4., 7.5., 7.8. and 11.1 of this Concession, as well as by those determined within the international field.

In addition to the foregoing, “THE CONCESSION HOLDER” shall comply with the provisions regarding management, packaging and material, substances and hazardous objects transportation matters, established in the Treaties, the Law, the Regulations and the corresponding Mexican Official Standards.

7.3.	Airport security. “THE CONCESSION HOLDER” agrees to apply in the development of its activities, ordinary and emergency security programs approved by “THE MINISTRY”, within the National Airport Security Program and the amendments thereto. Such programs shall indicate, without limitation, the methods and procedures to be adopted to protect passengers, flight crew, aircrafts, facilities and services, as well as preventive actions against unlawful interference actions.

7.4.	Aviation technical personnel. “THE CONCESSION HOLDER” shall be bound to observe within the contracting of personnel process referred to in this item with that set forth in article 32 of the Political Constitution of the United Mexican States, which, to render the services shall have the licenses to be issued and authorized by “THE MINISTRY” to such purpose, as set forth in article 38 of the Law.

Likewise, “THE CONCESSION HOLDER” shall be responsible that such personnel, to operate the Service, comply with the requirements stated by Law, the Regulations and all other applicable provisions.

7.5.	Training and coaching. “THE CONCESSION HOLDER” shall develop training and coaching programs for its personnel and to such end it shall coordinate with several institutions it deems convenient. As regards the aviation technical personnel, such training and coaching shall be through institutions having current permit from “THE MINISTRY”, in compliance with the provisions set forth in articles 11 and 39 of the Law and Title Three Chapter 11 of the Regulations.

“THE MINISTRY” may grant “THE CONCESSION HOLDER” permits to contract foreign technicians as advisors or instructors of the aviation technical personnel, provided that foreigners have the aviation authority certification from their country and when regarding courses the purpose of which is to improve the Service or use new equipment.

7.6.	Telecommunication services. “THE CONCESSION HOLDER” shall have the telecommunication services and internal systems necessary for due operation of the Service. To such end, it may install a private telecommunications network and its own systems or else, contract with authorized third parties the rendering thereof.

7.7.	Air traffic control services. “THE CONCESSION HOLDER” shall be responsible for contracting and using the air traffic services, assistance by radio, meteorology, telecommunications, aviation information and all other aids to air navigation, provided by “THE MINISTRY” or the persons empowered thereby to such purpose, as well as the airways systems established by “THE MINISTRY” itself.

7.8.	Technical requirements. To operate flights, “THE CONCESSION HOLDER” shall be bound to comply with the technical requirements set forth by “THE MINISTRY” and evidence compliance therewith by evidence issued by “THE MINISTRY” itself to such end, which shall be in full force and effect.

Chapter VIII

Development Program

8.	Development program. “THE CONCESSION HOLDER”, by exercising the rights conferred thereto according to this Concession, shall be subject to the Service Development Program authorized by “THE MINISTRY”, which is included as Exhibit 4 of this Concession and embodies the technical-operational study and the Service investment program and its projection at a term not below three years.

Any amendment to the Development program rendered by “THE CONCESSION HOLDER” to “THE MINISTRY” shall be justified with the technical-operational and economic-financial studies prepared thereby.

Chapter IX

Rates

9.	Rates. “THE CONCESSION HOLDER” shall freely fix the rates for Service under the terms allowing their rendering under satisfactory quality, competitiveness, security and staying conditions which shall be registered, along with their restrictions, before “THE MINISTRY” in order to be effective. For rates established by “THE MINISTRY” referred to in article 43 of the Law and all other related articles of the Regulations, “THE CONCESSION HOLDER” shall be bound to apply them during the term determined to such end by “THE MINISTRY”.

“THE MINISTRY”, in accordance with the provisions set forth in article 43 of the Law, may establish the rating regulation basis by itself or else, upon request of “THE CONCESSION HOLDER” through the request submitted thereby in writing.

If “THE CONCESSION HOLDER” applies rates not duly recorded before “THE MINISTRY”, it shall be imposed the corresponding sanctions and, if applicable, the revocation procedure for the Concession shall be in accordance with that set forth in the applicable provisions, without detriment to the actions that user may decide to exercise against “THE CONCESSION HOLDER” due to damages and losses caused thereto.

Chapter X

Duties

10.	Duties. As from the time this Concession is granted, “THE CONCESSION HOLDER” shall pay the Federal Government the duties established by the Government Service Charges Law for services related to the granting of the Concession, under the terms and frequency stated in such law.

Chapter XI

General Provisions

11.1.	Environmental protection. “THE CONCESSION HOLDER” shall comply with all the legal and administrative provisions, as well as with the International Treaties applicable regarding ecological balance and protection to the environment matters.

“THE CONCESSION HOLDER” shall be responsible for damages that, as regards ecologic and environmental protection matters are derived from the beginning of the operations by “THE CONCESSION HOLDER” and that result from acts or omission entrusted thereto, according to the applicable laws and provisions regarding such matter.

“THE CONCESSION HOLDER” shall comply, within the terms stated in Exhibit 5 hereof, with the Mexican official standard establishing within the Mexican Republic, the maximum allowable limits for noise emission produced by aircrafts of sub-sonic reaction, propeller-driven, supersonic and helicopters, their measurement method, as well as a requirements to comply with such limits.

11.2.	Damage liability. “THE CONCESSION HOLDER” shall be responsible for damages caused to passengers, luggage and cargo during the transport, as well as before third parties, as set forth by the Law, the Regulations and all other applicable provisions.

11.3.	Insurances. “THE CONCESSION HOLDER” agrees to have the insurance policies for the amounts to be maintained under the terms of the Law and the Regulations thereto and to keep them in force during the entire time the Concession is effective.

11.4.	Verification and information. “THE CONCESSION HOLDER” shall be bound to allow the access to its facilities to “THE MINISTRY’s” inspectors or third parties authorized thereby, as well as to transport them on their equipment in order to carry out the corresponding verification and, in general, to grant them all facilities and guaranties for such purposes; as well as to cover the legal expenses incurred due to such function.

Without detriment to the powers of “THE MINISTRY” to require any other documentation and information of technical, financial, legal or administrative nature to “THE CONCESSION HOLDER”, “THE CONCESSION HOLDER” shall deliver, not later than in May of each year, its annual audited financial statements for the prior year. Accounting data shall be provided under the terms of the provisions set forth in articles 120 and 121 of the General Communications and Transportation Means Law.

“THE CONCESSION HOLDER” shall submit “THE MINISTRY” an annual economic-statistical report, as well as a quarterly report within the fifteen days after the current quarter, which shall include, regarding the three prior months, the following information: a) Technical, financial, administrative and statistics data on air and services activities being performed; b) statistic traffic information, per routes, occupation, performance or other parameters generated due to the operation of the service under concession, and c) the information of the air fleet, as well as the personnel used.

Such information shall be provided in the formats established by “THE MINISTRY”.

11.5	Capital stock. In order for “THE MINISTRY” to be able to verify the financial situation of “THE CONCESSION HOLDER”, any amendment made to its corporate by-laws and/or the integration of its capital stock shall be notified to “THE MINISTRY” within the thirty days following the date when such amendments become effective.

11.6.	Foreign investment. Foreign investment in capital stock of “THE CONCESSION HOLDER” shall be subject to the provisions set forth in the Statutory Law.

For foreign partners, the same shall not have more rights than those granted to nationals by the Mexican laws.

11.7.	Assignment of rights and obligations. “THE CONCESSION HOLDER” may request authorization to “THE MINISTRY” in order to totally or partially assign the rights and obligations derived from this Concession. “THE MINISTRY” may authorize such assignment within a term of 90 natural days as from the date when the corresponding request is submitted, provided that the concession holder is not a government or foreign State and expressly agrees before “THE MINISTRY” to comply with the obligations entrusted to “THE CONCESSION HOLDER” derived from this Concession, as well as with those additionally established by “THE MINISTRY”.

“THE CONCESSION HOLDER” may not grant in any event any irrevocable power-of-attorney for acts of administration and ownership, in favor of persons implying directly or indirectly the transfer of rights and obligations stated hereunder.

11.8.	Termination. This Concession shall terminate for any of the causes stated in article 14 of the Law.

11.9.	Revocation. In addition to all causes stated in article 15 of the Law, if “THE CONCESSION HOLDER” provides “THE MINISTRY” at any time false documentation or information shall also be a revocation cause for this Concession. Likewise, the enactment of an amendment made without notifying “THE MINISTRY” of the information evidencing the technical, legal or administrative capacity that may substantially alter the circumstances that were taken into consideration to grant this Concession shall also be cause for revocation.

If, due to noncompliance with any of the conditions set forth in this Concession, or else, that derived from the verification referred in condition 11.4 of the results given in the annual financial statements duly audited that “THE CONCESSION HOLDER” submits to “THE MINISTRY”, “THE MINISTRY” determines that it is not possible for “THE CONCESSION HOLDER” to continue operating with the technical and operational security levels being required, both for aircrafts and equipment in order to protect the physical integrity of its personnel, users and property, as well as that of third parties, “THE MINISTRY” may order the temporary suspension of the service under concession. The suspension shall last for the period necessary in order for “THE CONCESSION HOLDER” to comply with the corresponding conditions or evidences the technical, operational or financial capacity, guaranteeing the rendering of the Service according to the security levels established in the applicable legislation, as the case may be.

11.10.	Procedure to impose sanctions and declare the suspension of operations. In order to declare the revocation of this Concession, or the imposition of sanctions, the provisions set forth in the Federal Law of Administrative Procedures shall apply.

If the service is suspended, the provisions set forth in articles 61 and 81 in the law mentioned in the foregoing paragraph shall apply.

11.11.	Sanctions. Noncompliance by “THE CONCESSION HOLDER” with any of the obligations referred to in this Concession, without justified cause, shall be sanctioned according to the provisions set forth in the Law and the Regulations.

11.12.	Requisition. The Federal Government may, if any natural disaster may occur, as well as a war, a gross alteration of public order or when any threatening danger for the national security is expected, the internal peace of the country or for national economy, to make a requisition of the aircrafts and all other Service equipment of the private properties and real estates necessary and to dispose of all of it as it deems convenient, under the terms of the provisions set forth in article 83 of the Law and all other applicable provisions.

11.13.	Competent courts. For anything related to the construction and, compliance with this Concession, except for that that which “THE MINISTRY” is administratively responsible for resolving, “THE CONCESSION HOLDER” agrees to submit itself to the jurisdiction of the federal competent courts for the Federal District, therefore, both parties waive to the forum that may correspond thereto by reason of their present or future domiciles.

11.14.	Notifications. “THE CONCESSION HOLDER” agrees to notify in writing “THE MINISTRY” of any change of domicile during the term of this Concession, provided that if failing to do so, the notifications shall be effective at the domicile stated in Background II hereof.

11.15.	Exhibits. Exhibits referred to in this Concession, which are stated below, are an integral part thereof. Exhibit 1. List of aircrafts; Exhibit 2. List of routes; Exhibit 3. Base and Sub-bases of operations; Exhibit 4. Development Program and Exhibit 5. Terms to comply with the Mexican Official Standard establishing within the Mexican Republic the maximum limits allowable for emission of noise produced by aircrafts of subsonic reaction, propeller-driven, supersonic and helicopters, their measurement method, as well as the requirements to comply with such limits.

Signature of this Concession by “THE CONCESSION HOLDER” implies the unconditional acceptance of the terms and conditions thereof.

This Concession is granted in Mexico City, Federal District, on May nine, two thousand five.

THE MINISTRY OF COMMUNICATIONS AND TRANSPORT

MR. PEDRO CERISOLA Y WEBER

By: “CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN S.A. DE C. V.

Alberto Moreno Ruiz Esparza	Luis Rubio Barnetche
Attorney-in-fact	Attorney-in-fact